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                          TRANSPAC HOLDINGS, INC.
                     International Investment Bankers


                           CONSULTING AGREEMENT

This Agreement is made this 25th day of June 1996, between Brown Discs Products, Inc., located at 1120 B Elkton Drive, Colorado Springs, Co, 80907 and Transpac Holdings, Inc., located at 10671 Wilkins Ave. #5, Los Angeles Ca, 90024, a Nevada Corporation, and PRECISE PRECISION PRODUCTS, located at 11862 Balboa Blvd. Suite 178, Granada Hills, CA 91344.

In consideration of the mutual promises contained herein and other good valuable considerations, it is agreed as follows:

1.    Independent Contractor Status

      Parties to this contract intend that the relation between them by this contract is that of company and independent contractor. No agent, employee or servant of the independent contractor shall be deemed an employee or agent or servant of the employer. The Company is only interested in the results obtained under this contract; the manner and means of conduction of the work are under the sole control of the independent contractor. None of the benefits provided by the Company to its employees, which includes, but are not limited to compensation insurance and unemployment insurance will be available to the independent contractor or its agents. The independent contractor will be solely and entirely responsible for its acts and for the acts of its agents, servants and subcontractors during the performance of this contract.

2.    Statement of Contract Intent

 A. TRANSPAC is primarily engaged as a financing and corporate development company on an independent contractor basis. TRANSPAC derives its revenues from consulting fees charged to clients and from the capital appreciation of securities obtained as part of the consulting fees from the client companies that engage TRANSPAC to guide them in their corporate development activities and bridge from the private to public markets.

 B. The Board of Directors of TRANSPAC agrees to enter into a consulting and advisory contract. On that basis, aforementioned BROWN DISC has expressed a desire to retain TRANSPAC on an advisory basis to assist them in the preparation of the following, pursuant to an agreement with BROWN DISC.

 C.   Duties to be Performed:

      (1) Organize bridge or mezzanine financing for BROWN DISC, in which TRANSPAC will introduce its investors to equity ownership in the restricted shares of BROWN DISC. TRANSPAC and with the help of PRECISE PRECISION PRODUCTS will raise $576,250 at a price of $2.50 per share, and deliver proceeds no later than June 26, 1996, and secure and deliver a Subscription Agreement and Registration Rights Agreement generated directly by BROWN DISC. TRANSPAC is also responsible for delivery of the aforementioned documents including the 10Q dated March 31, 1996 and 8K dated May 15, 1996.

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      (2) On an "as requested" basis, TRANSPAC will engage in active promotion of the common stock of BROWN DISC. This promotion, which includes, but is in no way limited to bringing awareness to potential investors through interviews on the Business Channel in Los Angeles, newsletters exposure, and introductions to professional public relations and other promotions companies. Each individual promotional request will be submitted in writing from BROWN DISC to TRANSPAC. BROWN DISC will pay all expenses relating to this promotion.

      (3) TRANSPAC will devote up to (30) hours per month on an as needed basis to the described above and herein to BROWN DISC.

          It is the intent of BROWN DISC, evidenced by the signature hereto, to contract TRANSPAC to provide the services described above and within.


                                 ARTICLE I

1.1 BROWN DISC hereby contracts TRANSPAC commencing on the 25th day of June 1996, as stated in section (2)(c).

1.2 The financial consulting fees for services and company advisor fee offered by TRANSPAC as set forth in this agreement consists of the following:

 (A) An organization and due diligence fee of (10%) of the funds raised from the aforementioned bridge financing;

 (B) TRANSPAC shall receive 10,000 shares of the restricted shares of the common stock of BROWN DISC PRODUCTS, INC, all shares of which will inherit "piggy back" rights as stated in the Registration Rights Agreement, as generated by BROWN DISC, executed and delivered to TRANSPAC on June 12, 1996. The 10% cash advisor fee will be paid no later than seven days after deposit of proceeds and acceptance of the Subscription Agreement by BROWN DISC. The common stock will be delivered simultaneous to delivery of the shares issued as a result of TRANSPAC's efforts.

 (C) PRECISE PRECISION PRODUCTS (DANNY JAGIDAR - PRESIDENT) shall also receive 10,000 shares of the restricted stock of BROWN DISC and will inherit "piggy back" rights as described in letter (B) directly above, and will be paid 10% cash of all monies it raises. This equates to $29,125 of which $5,000 will be paid directly to TRANSPAC. The same terms apply as stated in letter (B) regarding the payment of cash and delivery of equity earned in transaction.

                                ARTICLE II

3.1 If any portion of this Agreement is determined to be void as against law or public policy, such provision shall not render this entire agreement void, but only the invalid portion shall be so construed.

3.2 The parties agrees that in the event any party to this agreement shall fail or refuse to perform any of the provisions of this Agreement, the other party shall be entitled to injunctive relief.

3.3 This Agreement is made with reference to the laws of California,unless another state may have jurisdiction in this transaction.


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3.4   This Agreement is complete and constitutes the entire and only contract between all parties hereto and it is mutually understood that no other agreements, statements, inducements or representations, written or verbal have been made or relied upon by either party. The modifications hereto or amendments hereto shall be binding when presented in writing and signed by both parties.

3.5 This agreement shall be terminated upon the mutual consent of both parties stated herein. This Agreement may be signed in counterpoint.

Agreed and Accepted This 25th day of June, 1996.

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

BROWN DISC PRODUCTS, INC.             TRANSPAC HOLDINGS, INC.

BY: /s/ Ronald H. Cole                BY: /s/ Rich Kaye
   ----------------------                ----------------------
   President & CEO                       President & CEO
   RONALD H. COLE

PRECISE PRECISION PRODUCTS

BY: /s/ Danny Jagidar     6/25/96
   ----------------------
        President

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